Exhibit 5.01

May 17, 2019

The Hartford Financial Services Group, Inc.

One Hartford Plaza

Hartford, Connecticut 06155

Ladies and Gentlemen:

We have acted as special counsel to The Hartford Financial Services Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s registration statement on Form S-3 (including the documents incorporated by reference therein, herein called the “Registration Statement”), relating to the offering from time to time, together or separately and in one or more series (if applicable), of (i) senior debt securities of the Company (the “Senior Debt Securities”); (ii) subordinated debt securities of the Company (the “Subordinated Debt Securities”); (iii) junior subordinated debt securities of the Company (the “Junior Subordinated Debt Securities,” and, together with the Senior Debt Securities and the Subordinated Debt Securities, the “Debt Securities”); (iv) guarantees of debt securities in connection with consent solicitations or other liability management transactions (the “Guarantees”); (v) shares of the Company’s preferred stock, par value $.01 per share (the “Preferred Stock”); (vi) shares of the Company’s common stock, par value $.01 per share (the “Common Stock”); (vii) fractional interests in Debt Securities or Preferred Stock evidenced by depositary receipts (the “Depositary Shares”); (viii) warrants to purchase Debt Securities, Preferred Stock, Common Stock or other types of securities, property or assets as well as other warrants (the “Warrants”); (ix) contracts for the purchase or sale of Preferred Stock, Common Stock or other securities, property or assets (the “Stock Purchase Contracts”); and (x) stock purchase units representing ownership of Stock Purchase Contracts, Debt Securities (or undivided beneficial interests therein), Depositary Shares or debt obligations of third parties, including United States Treasury securities (the “Stock Purchase Units”). The Debt Securities, Guarantees, Preferred Stock, Common Stock, Depositary Shares, Warrants, Stock Purchase Contracts and Stock Purchase Units are referred to herein collectively as the “Securities.”

The Hartford Financial Services Group, Inc., p. 2

The Securities being registered under the Registration Statement will have an indeterminate aggregate initial offering price and will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

The Senior Debt Securities are to be issued under an indenture dated as of April 11, 2007 (the “Senior Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as trustee (the “Senior Trustee”), as supplemented by the First Supplemental Indenture thereto, dated as of August 9, 2013 (the “Senior First Supplemental Indenture,” and, together with the Senior Base Indenture, the “Senior Indenture”), between the Company and the Senior Trustee. The Subordinated Debt Securities are to be issued under an indenture (the “Subordinated Indenture”) to be entered into between the Company and the trustee to be named therein. The Junior Subordinated Debt Securities are to be issued under an indenture dated as of June 6, 2008 (the “Junior Subordinated Indenture,” and, together with the Senior Indenture and the Subordinated Indenture, the “Indentures”) between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee. The Guarantees are to be issued from time to time pursuant to one or more guarantees to be issued by the Company. The Depositary Shares are to be issued from time to time under one or more deposit agreements (each such deposit agreement, a “Deposit Agreement”) to be entered into between the Company and the depositary to be named therein (the “Depositary”). The Warrants are to be issued from time to time under one or more warrant agreements (each such warrant agreement, a “Warrant Agreement”) to be entered into between the Company and the warrant agent to be named therein. The Stock Purchase Contracts and Stock Purchase Units are to be issued from time to time under one or more purchase contract agreements (each such purchase contract agreement, a “Purchase Contract Agreement”) to be entered into between the Company and the purchase contract agent to be named therein.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a) the Registration Statement;

(b) executed copies of the Senior Indenture and Junior Subordinated Indenture, filed as exhibits to the Registration Statement;

(c) a form of the Subordinated Indenture, filed as an exhibit to the Registration Statement;

(d) a form of Guarantee, filed as an exhibit to the Registration Statement;

(e) a specimen of the Common Stock, filed as an exhibit to the Registration Statement; and

(f) copies of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws certified by the Secretary of State of the State of Delaware and the corporate secretary of the Company, respectively.

The Hartford Financial Services Group, Inc., p. 3

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.	The Debt Securities will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the applicable Indenture.

2.	The Guarantees will be the valid, binding and enforceable obligations of the Company.

3.	The Preferred Stock will be validly issued by the Company, fully paid and nonassessable.

4.

The Common Stock, including Common Stock to be issued upon conversion, exchange or exercise of any other Security in accordance with its terms, will be validly issued by the Company, fully paid and nonassessable.

5.

The Depositary Shares to be sold by the Company, upon the due issuance by the Depositary of depositary receipts (including any master depositary receipt issued in connection therewith) evidencing such Depositary Shares against the deposit of the Debt Securities or shares of Preferred Stock in respect thereof in accordance with the provisions of the relevant Deposit Agreement, will be validly issued and the persons in whose names the depositary receipts are registered will be entitled to the rights specified therein and in the relevant Deposit Agreement.

6.	The Warrants will be the valid, binding and enforceable obligations of the Company.

7.	The Stock Purchase Contracts will be the valid, binding and enforceable obligations of the Company.

8.	The Stock Purchase Units will be the valid, binding and enforceable obligations of the Company.

The Hartford Financial Services Group, Inc., p. 4

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (x) we have assumed that the Company and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Securities, will satisfy, those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it and (y) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

In rendering the opinions expressed above, we have further assumed that (i) prior to the issuance of the Securities, the Company will authorize the offering and issuance of the Securities and will duly authorize, approve and establish the final terms and conditions thereof, which terms will conform to the descriptions thereof in the Registration Statement and the terms of any agreement governing those Securities, and will not violate any applicable law, conflict with any matter of public policy, result in a default under or breach of any agreement or instrument binding upon the Company or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; (ii) prior to the issuance of the Securities, the Company will duly authorize, execute and deliver any agreement necessary with respect to the Securities or contemplated by the Securities or the Registration Statement and will take any other appropriate additional corporate action, and the Subordinated Indenture and any Guarantee issued by the Company will in each case conform to the form thereof filed as an exhibit to the Registration Statement; (iii) the Securities will be offered, issued, sold and delivered in compliance with applicable law and any requirements therefor set forth in any corporate action authorizing such Securities and any agreement governing those Securities and in the manner contemplated by the Registration Statement; (iv) the Securities will be offered, sold and delivered to, and paid for by, the purchasers thereof at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto, which price, in the case of Common Stock or Preferred Stock, shall not be less than the par value of such Common Stock or Preferred Stock; and (v) if issued in certificated form, certificates representing the Securities will be duly executed and delivered and, to the extent required by any applicable agreement, duly authenticated and countersigned, and if issued in book-entry form, the Securities will be duly registered to the extent required by any applicable agreement.

In rendering the opinions expressed in paragraph 1 above, we have assumed that each series of Debt Securities will be issued with an original aggregate principal amount (or in the case of Debt Securities issued at an original issue discount, an aggregate issue price) of $2,500,000 or more.

We note that any designation in the Securities or any applicable agreement governing those Securities of the U.S. federal courts sitting in New York City as the venue for actions or proceedings relating to such Securities is (notwithstanding any waiver thereof) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

We note that by statute New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding Federal statute and no controlling Federal court decision on this issue.

The Hartford Financial Services Group, Inc., p. 5

Accordingly, we express no opinion as to whether a Federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order conversion of the judgment into U.S. dollars. In addition, to the extent that any Securities or applicable agreement governing those Securities includes a provision relating to indemnification against any loss in obtaining currency due from a court judgment in another currency, we express no opinion as to the enforceability of such provision.

The foregoing opinions are limited to the law of the State of New York and the General Corporation Law of the State of Delaware (but we express no opinion relating to the insurance laws and regulations of each such state).

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement under the heading “Legal Opinions” and in any prospectus supplement related thereto as counsel for the Company that has passed on the validity of the Securities, and to the use of this opinion as a part (Exhibit 5.01) of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Craig B. Brod
Craig B. Brod, a Partner